EXHIBIT 10.85

Human Resources, Executive Recruiting	245 Market Street San Francisco, CA 94177

June 30, 2020

Sumeet Singh
6116 Alpine Blue Drive
San Ramon, CA 94582

Dear Sumeet:

On behalf of PG&E Corporation, I am pleased to offer you the position of Senior Vice President and Chief Risk Officer, reporting to Bill Smith, Interim Chief Executive Officer, PG&E Corporation, with an expected start date of August 1, 2020 or at your earliest availability. This offer is subject to board approval of your election to Senior Vice President.

Your total annual compensation package will consist of the following:

1.An annual base salary of $475,000 ($39,583.33 month) subject to ordinary withholdings.

2.A sign-on bonus of $75,000, subject to ordinary withholdings, that will be paid within 10 days of the first day of your employment.

3.Participation in the Company's Short-Term Incentive Plan (STIP) with a target participation rate of 60% of your eligible earnings (i.e., base salary) received during each plan year. You must be on PG&E’s active payroll as of September 30 of each year to be eligible for a payout for that year. The STIP is an at-risk component of pay that rewards employees annually and is tied to company and individual performance. The STIP for 2020 has been proposed and is awaiting final approval. STIP awards are completely discretionary and not guaranteed. The PG&E Corporation Compensation Committee retains full discretion with respect to awarding STIP payments. For an employment period that does not span the entire calendar year, the STIP will be pro-rated for the period in which you were on PG&E’s active payroll.

4.Participation in PG&E’s Long-Term Incentive Plan (LTIP) with a target annual award of $650,000. LTIP awards typically are granted in March of each year. LTIP awards may consist of Restricted Stock Units (RSUs), performance shares, stock options, or a combination of these. RSUs and stock options are subject to time-based vesting. The value of performance shares is determined after the end of a three-year performance period, at which time the performance shares vest in the applicable percentage. The LTIP for 2020 has been proposed and is awaiting final approval. The Compensation Committee retains full discretion with respect to the approval of LTIP award form, amounts and terms.
The proposed 2020 LTIP design consists entirely of performance shares.
5.Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401(k) savings plan. You will be eligible to contribute as much as 50% of your salary on either a pre-tax or after-tax basis. We will match contributions up to 6% of your salary at 75 cents on each dollar contributed. All of the above contributions are subject to the applicable legal limits.

6.Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified, deferred compensation plan. You may elect to defer payment of some of your compensation on a pre-tax basis, subject to IRS and other legal restrictions. Additionally, we will provide you with the full matching contributions that cannot be provided through the RSP due to legal limitations imposed on highly-compensated employees.

7.Conditioned upon meeting plan requirements, you also will be eligible for retirement benefits under the Company’s retirement (final average pay pension and Defined-Contribution Supplemental Executive Retirement Plan), post-retirement life insurance and retiree medical plans.

Since your break in service was less than twelve months, your service for purposes of the final average pay pension will be bridged; that is, it will be treated as if you had had no break. The Defined-Contribution Supplemental Executive Retirement Plan requires three years of cumulative service with either PG&E Corporation or Pacific Gas and Electric Company, so you will be immediately vested in this benefit due to your prior service.

8.Participation in the PG&E Corporation paid time off (PTO) program and Short-Term and Long-Term Disability programs. You will receive an annual PTO allotment of 160 hours, subject to future increases based on length of service. In addition, PG&E Corporation recognizes ten paid company holidays and provides three floating holidays immediately upon hire.

9.An annual perquisite allowance of $20,000, subject to ordinary withholdings, normally included on your March paycheck.

For 2020, because your start date is after June 30, you will receive 50% of the annual perquisite allowance ($10,000) on your second regular monthly paycheck.

10.Participation in the Company’s health benefits program, which permits you to select coverage tailored to your personal needs and circumstances.  Information and instructions on how to enroll in health plan benefits will be provided to you within your first ten days of employment. The benefits options you choose will be effective on your date of hire. You have 31 days from your start date to make health and welfare benefit choices that best fit your needs.

The general overall terms of PG&E’s compensation and benefit programs (including but not limited to STIP, LTIP, perquisite allowance, qualified and non-qualified pension, time off, and healthcare offerings) are subject to change over time. No portion of this letter is intended to indicate a guarantee of the terms and conditions of such programs existing at the time of this offer.

You will be an employee at will, meaning the Company can terminate your employment at any time, with or without cause and with or without notice. In the event you are terminated without cause, you will be eligible for benefits under the PG&E Corporation Officer Severance Policy adjusted to 18 months.

The offer is contingent on your passing comprehensive background verification and a standard drug analysis test. We will also verify your eligibility to work in the United States based on applicable immigration laws.

We look forward to you re-joining our executive team.

Sincerely,

Dinyar Mistry
Senior Vice President, Human Resources
PG&E Corporation & Pacific Gas and Electric Company

Please acknowledge your acceptance of this offer and the terms of this letter by signing the original and returning it to Executive Recruiting.

Signature	Date

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